Exhibit 99.1
Time Warner Cable to Offer 46.4 Million Shares of Clearwire Class A Common Stock
BELLEVUE, Wash - September 27, 2012 - Clearwire Corporation (NASDAQ: CLWR) (“Clearwire”), a leading provider of 4G mobile broadband services in the U.S., today announced the commencement of an underwritten public offering of 46.4 million shares of its Class A common stock by certain affiliates of Time Warner Cable Inc., which represents approximately 7.8% of the total outstanding Class A common stock and approximately 3.2% of the total outstanding Class A common stock and Class B common stock. Credit Suisse Securities (USA) LLC is acting as the sole underwriter for the offering. Clearwire will not receive any proceeds from the sale of the shares being sold by the selling stockholders.
The offering of these securities is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, via telephone: +1 (800) 221-1037, or by e-mail: newyork.prospectus@credit-suisse.com.
Clearwire has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Clearwire
Clearwire Corporation (NASDAQ: CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. Clearwire holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries. Clearwire is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative and China Mobile to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash.

Clearwire Contacts
Investor Relations:
Alice Ryder, 425-636-5828
alice.ryder@Clearwire.com
Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@Clearwire.com
JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

    #PageNum#